EXHIBIT 4.18

                                   SENIOR NOTE

$__________                                                       March 31, 1999


         FOR VALUE RECEIVED, the undersigned corporation, ValueStar, Inc., a California corporation, hereby promises to pay to the order of _____________________ ("Purchaser"), at its offices at ______________ (or at such other place as the holder hereof may from time to time designate) the principal amount of ______________ ($___________) or so much of such principal amount as may have been advanced from time to time and be outstanding hereunder.

         This note is the Senior Subordinated Note referred to in the Note Purchase Agreement dated the date hereof by and between the undersigned and Purchaser (the "Purchase Agreement"). Capitalized terms used in this note are defined in the Purchase Agreement, unless otherwise expressly stated herein. This note is entitled to the benefits of the Purchase Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference. This note may not be prepaid, in whole or in part, except in accordance with the terms and conditions set forth in the Purchase Agreement.

         The outstanding principal balance of this note shall be due and payable as provided in Section 2.1(a) of the Purchase Agreement. Interest on the principal amount of this note from time to time outstanding shall be due and payable as provided in Section 2.1(b) of the Purchase Agreement, at the annual rate of interest set forth in Section 1.1 of the Purchase Agreement (computed on the basis of the actual number of days elapsed over a 360-day year). In no event, however, shall interest exceed the maximum rate permitted by law.

         As provided in Section 8.2 of the Purchase Agreement, (a) upon the occurrence of an Event of Default under Section 8.1(f) of the Purchase Agreement, this note, and all amounts payable hereunder in accordance with the terms of the Purchase Agreement, shall immediately become due and payable, without notice of any kind, and (b) upon the occurrence of any other Event of Default under the Purchase Agreement, this note, and all amounts payable hereunder in accordance with the terms of the Purchase Agreement, shall, at the option of the holder, immediately become due and payable, without notice of any kind.

         THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

         The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Purchase Agreement.

                                    VALUESTAR, INC.

                                    By: /s/ JAMES STEIN
                                        ---------------
                                    Name:  James Stein
                                    Title: President and Chief Executive Officer